Exhibit 23.2

                                                 January 18, 1996




                                        CONSENT OF MCKINNON & COMPANY, INC.


         We hereby consent to the inclusions as Exhibits D and G to the Joint Proxy Statement and Prospectus constituting part of the Registration Statement on Form S-4 of Community Bankshares Incorporated of our letters to the Boards of Directors of Commerce Bank of Virginia and Community Bankshares Incorporated and to the reference made to such letters and to the firm in the Joint Proxy Statement and Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                 /s/ MCKINNON & COMPANY, INC.


Norfolk, Virginia